Exhibit 99.1

Contact:	Ron Parham
Sr. Director of Investor Relations &
Corporate Communications
Columbia Sportswear Company
(503) 985-4584

COLUMBIA SPORTSWEAR COMPANY REPORTS RECORD THIRD QUARTER

SALES AND 12 PERCENT INCREASE IN SPRING 2011 BACKLOG

REVISES FULL-YEAR OUTLOOK

ANNOUNCES INCREASE IN QUARTERLY DIVIDEND

Highlights:

•	Third quarter 2010 consolidated net sales increased 16 percent to a record $504.0 million, compared to third quarter 2009 net sales of $434.5 million.

•	Third quarter 2010 net income increased 11 percent to $52.2 million, or $1.53 per diluted share, including a benefit of $0.10 per share from a lower income tax rate.

•	The company revised its full year 2010 outlook for net sales to increase 17 to 18 percent and for operating margin to be approximately 6.2 to 6.6 percent of sales.

•

Global spring wholesale backlog at September 30, 2010 totaled $394.2 million, an increase of approximately 12 percent compared with backlog of $350.8 million at September 30, 2009; consolidated wholesale backlog, which also includes fall orders, was 13 percent higher at $667.4 million.

•	The board of directors increased the quarterly dividend by $0.02 per share, or 11 percent, to $0.20 per share, payable on November 24, 2010 to shareholders of record on November 10, 2010.

PORTLAND, Ore. — October 21, 2010 — Columbia Sportswear Company (NASDAQ: COLM), a leading innovator in the global outdoor apparel, footwear, accessories and equipment industries, today announced record net sales of $504.0 million for the quarter ended September 30, 2010, a 16 percent increase compared with net sales of $434.5 million for the same period of 2009. Changes in foreign currency exchange rates did not have a material effect on the year-over-year comparison.

Third quarter net income increased 11 percent to $52.2 million, or $1.53 per diluted share, including a benefit of $0.10 per share from a lower income tax rate as a result of the recognition of tax benefits associated with statute of limitations expirations during the third quarter. The company reported net income of $46.9 million, or $1.38 per diluted share, for the same period of 2009.

Tim Boyle, Columbia’s president and chief executive officer, commented, “We achieved quarterly sales of over $500 million for the first time in the company’s 72 year history, highlighted by the global launch of our innovative Omni-Heat™ warmth technologies. During the quarter we also added another technology to our expanding platform of innovations with the acquisition of OutDry® Technologies, which we plan to introduce across our brand portfolio in Fall 2011.”

Boyle continued, “The increase in 2010 net sales and much of the pressure on 2010 operating margins are the result of investments we have chosen to make to claim market share; to shift our business toward more innovative and premium products; to drive consumer demand for all of our major brands, particularly the Columbia brand; and to improve business systems and processes. We believe we are achieving many of our goals in the marketplace, and have therefore begun to invest more heavily in our infrastructure and systems. To successfully secure market share and retail floor space for our Fall 2010 innovations, we chose to expedite manufacturing and shipping in a capacity constrained environment, which has had a particularly pronounced impact on our 2010 profitability.”

Wholesale Backlog

The company reported that as of September 30, 2010, Spring wholesale backlog was $394.2 million, an increase of $43.4 million, or approximately 12 percent, compared with Spring wholesale backlog of $350.8 million at September 30, 2009. Changes in currency exchange rates did not have a material effect on the year-over-year backlog comparison. Spring wholesale backlog increased in every region, led by a low-double-digit percentage increase in the U.S. Wholesale backlog in the Latin America & Asia Pacific (LAAP) region increased mid-twenty percent, including a mid-single-digit percentage point benefit from exchange rates. Spring wholesale backlog in the Europe, Middle-East & Africa (EMEA) region increased high-single-digits percent, including a mid-single-digit percentage point negative effect from exchange rates. Canada wholesale backlog increased mid-single-digit percent, including a mid-single-digit percentage point benefit from exchange rates. Global apparel and footwear wholesale backlog increased low-double-digit and high-teens percent, respectively.

Mr. Boyle commented, “We are encouraged by the 12 percent increase in our Spring wholesale backlog with growth in every region, product category and major brand.”

Consolidated wholesale backlog, which includes both global fall and spring orders at September 30, 2010, was $667.4 million, a 13 percent increase compared with consolidated wholesale backlog of $590.0 million at September 30, 2009. Changes in currency exchange rates did not have a material effect on the year-over-year comparison.

Wholesale backlog is not necessarily indicative of changes in total sales for subsequent periods due to the mix of advance and “at once” orders, exchange rate fluctuations and order cancellations, which may vary significantly from quarter to quarter, and because the company’s retail operations are not included in wholesale backlog.

Review of Third Quarter Results

The 16 percent increase in third quarter 2010 net sales was led by a 22 percent increase in the U.S. to $325.6 million. Sales in the LAAP region increased 33 percent, to $59.0 million, including a 6 percentage point benefit from changes in currency exchange rates. These increases were partially offset by a 4 percent decline in Canada to $53.1 million, including a 4 percentage point benefit from changes in currency exchange rates, and a 2 percent decline in the EMEA region to $66.3 million, including an 8 percentage point negative effect from changes in currency rates compared with the third quarter of 2009. (See “Geographical Net Sales” table below.)

Compared with the third quarter of 2009, third quarter 2010 sportswear net sales increased 18 percent to $168.2 million, outerwear net sales increased 12 percent to $223.9 million, footwear net sales increased 18 percent to $82.8 million and accessories & equipment net sales increased 31 percent to $29.1 million. (See “Categorical Net Sales” table below.)

Third quarter 2010 Columbia brand net sales increased 16 percent to $430.3 million, net sales of Sorel footwear increased 24 percent to $33.4 million, and Mountain Hardwear brand net sales increased 9 percent to $38.2 million, compared with the third quarter of 2009. (See “Brand Net Sales” table below.)

The company ended the quarter with $236.3 million in cash and short-term investments, compared with $210.5 million at September 30, 2009. Accounts receivable increased $44.5 million, or 14 percent, to $364.0 million, and days sales outstanding improved to 65 days from 66 days, compared with September 30, 2009. Consolidated inventories increased 19 percent to $358.2 million at September 30, 2010, compared with $301.5 million at September 30, 2009.

During the quarter, the company completed the previously announced acquisition of OutDry Technologies S.r.l., from Nextec S.r.l., based near Milan, Italy. OutDry Technologies S.r.l. owns the intellectual property and other assets comprising the OutDry brand and related business. The transaction is not expected to have a material effect on the company’s 2010 operating results.

2010 Financial Outlook

The current economic environment in key markets, coupled with challenging capacity constraints across the independent manufacturing and transportation segments of the company’s supply chain, have reduced the predictability of its business throughout 2010. In addition, the company’s fourth quarter results are more variable because they rely more heavily on fall weather patterns and the pace of retail sell-through, which can stimulate customer reorders or, conversely, result in cancellations. In addition, sales from the company’s own retail stores represent a larger part of its fourth quarter business than they have historically. All projections related to anticipated future results are forward-looking in nature and are based on backlog and forecasts, which may change, perhaps significantly.

The company revised upward its outlook for full year 2010 net sales to increase 17 to 18 percent compared with 2009, based primarily on actual results through September 30, 2010, the previously announced 19 percent increase in Fall 2010 order backlog, and anticipated direct-to-consumer sales.

2010 gross margins are now expected to increase up to 20 basis points compared with 2009 gross margins of 42.1 percent, due to an increased proportion of direct-to-consumer sales, improved gross margins on close-out sales, and more favorable foreign currency hedge rates, largely offset by increased costs to expedite production and delivery of Fall orders to retail customers.

Selling, general and administrative (SG&A) expenses are expected to increase approximately 50 to 75 basis points as a percentage of sales due to a combination of several factors, including the effect of the company’s retail expansion, increased marketing investments to support the global launch of the company’s Fall 2010 products, reinstatement of personnel and benefit programs that were curtailed or postponed in 2009, incremental costs related to information technology (IT) infrastructure and business process initiatives in preparation for a new multi-year ERP implementation, and transitional costs associated with internalizing the sales organizations in North America and Europe.

As a result, full year 2010 operating margin is now expected to be between approximately 6.2 percent and 6.6 percent of sales. The company is currently planning a full-year income tax rate of approximately 26 percent, leading to expected full year 2010 diluted earnings per share of $2.00 to $2.15.

The company expects fourth quarter 2010 sales to increase 20 to 23 percent compared with the fourth quarter of 2009, driven by the previously announced increase in advance seasonal orders, coupled with increased direct-to-consumer sales. Fourth quarter 2010 operating margin is expected to contract between approximately 65 to 205 basis points compared with the fourth quarter of 2009. This expected operating margin contraction consists of approximately 65 to 135 basis points of gross margin contraction and up to 70 basis points of SG&A expansion. The anticipated gross margin contraction is due primarily to incremental costs to expedite production and delivery of Fall 2010 orders and a higher proportion of close-out sales. Fourth quarter SG&A expansion is comprised of the same factors contributing to the increase in full year SG&A.

Share Repurchase Program

During the third quarter of 2010, the company repurchased approximately 203,000 shares of common stock at an aggregate purchase price of $10.0 million. Through September 30, 2010, the company has repurchased a total of approximately 9.2 million shares at an aggregate purchase price of $421 million since the inception of the stock repurchase program in 2004 and approximately $79 million remains under the current repurchase authorization. The repurchase program does not obligate the Company to acquire any specific number of shares or to acquire shares over any specified period of time.

Dividend

The board of directors approved a fourth quarter dividend of $0.20 per share, an increase of $0.02 per share, or 11 percent, from the prior quarterly dividend rate, payable on November 24, 2010 to shareholders of record on November 10, 2010.

Conference Call

The company will host a conference call on Thursday, October 21, 2010 at 5:00 p.m. EDT to review its third quarter results and 2010 financial outlook. To participate, please dial 866-551-3680 and enter conference ID: 3256173#. The call will also be webcast live on the Investor Relations section of the Company’s website at http://investor.columbia.com where it will remain available until January 27, 2011.

CFO’s Third Quarter Financial Commentary Available Online

At approximately 4:15 p.m. EDT, a commentary by Tom Cusick, senior vice president, chief financial officer and treasurer, reviewing the company’s third quarter 2010 financial results and 2010 financial outlook will be furnished to the SEC on Form 8-K and published on the company’s website at http://investor.columbia.com/results.cfm. Analysts and investors are encouraged to review this commentary prior to participating in the conference call.

Fourth Quarter 2010 Reporting Schedule

Columbia Sportswear plans to report financial results for the fourth quarter and full year 2010 on Thursday, January 28, 2011 at approximately 4:00 p.m. EDT. Following issuance of the earnings release, a commentary reviewing the company’s fourth quarter and 2010 financial results will be furnished to the SEC on Form 8-K and published on the company’s website at

http://investor.columbia.com/results.cfm. A public webcast of Columbia’s earnings conference call will follow at 5:00 p.m. EDT at www.columbia.com.

About Columbia Sportswear

Columbia Sportswear Company is a leading innovator in the global outdoor apparel, footwear, accessories and equipment markets. Founded in 1938 in Portland, Oregon, Columbia products are sold in more than 100 countries and have earned an international reputation for innovation, quality and performance. Columbia products feature innovative technologies and designs that protect outdoor enthusiasts from the elements, increase comfort, and make outdoor activities more enjoyable. In addition to the Columbia® brand, Columbia Sportswear Company also owns outdoor brands Mountain Hardwear®, Sorel®, and Montrail®. To learn more, please visit the company’s websites at www.columbia.com, www.mountainhardwear.com, www.sorel.com, and www.montrail.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, including statements regarding anticipated results, net sales, gross margins, operating margins, currency exchange rates, tax rates, SG&A expenses, net income, earnings per share, marketing efforts, and planned investments in future periods. Actual results could differ materially from those projected in these and other forward-looking statements. The company’s expectations, beliefs and projections are expressed in good faith and are believed to have a reasonable basis; however, each forward-looking statement involves a number of risks and uncertainties, including those set forth in this press release, those described in the company’s Annual Report on Form 10-K for the year ended December 31, 2009 under the heading “Risk Factors,” and other risks and uncertainties that have been or may be described from time to time in other reports filed by the company, including reports on Form 8-K, Form 10-Q and Form 10-K. Potential risks and uncertainties that may affect our future revenues, earnings and performance and could cause the actual results of operations or financial condition of the company to differ materially from those expressed or implied by forward-looking statements in this release include: unfavorable economic conditions generally and weakness in consumer confidence and spending rates; changes in international, federal and/or state tax policies and rates, which we expect to increase; international risks, including changes in quotas and tariffs or other duties, political instability in foreign markets, exchange rate fluctuations, and trade disruptions; our ability to attract and retain key employees; the financial health of our customers and their continued ability to access credit markets to fund their ongoing operations; higher than expected rates of order cancellations; bankruptcies of key customers; increased consolidation of our retail customers; our ability to effectively source and deliver our products to customers in a timely manner, the failure of which could lead to increased costs and/or order cancellations; our reliance on product acceptance by consumers; the effects of unseasonable weather (including, for example, warm weather in the winter and cold weather in the spring), which affects consumer demand for the company’s products; our dependence on independent manufacturers and suppliers; our ability to source finished products and components at competitive prices from independent manufacturers in foreign countries that may experience unexpected periods of inflation, labor and materials shortages or other manufacturing disruptions; the effectiveness of our sales and marketing efforts; intense competition in the industry (which we expect to increase); business disruptions and acts of terrorism or military activities around the globe; our ability to effectively implement our IT infrastructure and business process initiatives; the operations of our computer systems and third party computer systems; and our ability to establish and protect our intellectual property. The company cautions that forward-looking statements are inherently less reliable than historical information. We do not undertake any duty to update any of the forward-looking statements after the date of this release to conform them to actual results or to reflect changes in events, circumstances or our expectations. New factors emerge from time to time and it is not possible for the company to predict all such factors, nor can it assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

- Financial tables follow-

COLUMBIA SPORTSWEAR COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	September 30,
	2010	2009
Current Assets:
Cash and cash equivalents	$173,937	$192,879
Short-term investments	62,357	17,637
Accounts receivable, net	364,015	319,548
Inventories, net	358,210	301,477
Deferred income taxes	42,258	31,434
Prepaid expenses and other current assets	35,227	31,483

Total current assets	1,036,004	894,458

Property, plant and equipment, net	227,769	237,550
Intangibles and other non-current assets	68,792	52,309

Total assets	$1,332,565	$1,184,317

Current Liabilities:
Accounts payable	$141,929	$79,397
Accrued liabilities	101,451	73,709
Deferred income taxes	7,142	2,737
Income taxes payable	13,397	9,974

Total current liabilities	263,919	165,817

Long-term liabilities	39,232	37,816
Shareholders’ equity	1,029,414	980,684

Total liabilities and shareholders’ equity	$1,332,565	$1,184,317

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Net sales	$504,028	$434,473	$1,026,265	$885,707
Cost of sales	289,747	245,874	587,758	512,306

Gross profit	214,281	188,599	438,507	373,401
	42.5%	43.4%	42.7%	42.2%

Selling, general, and administrative expenses	148,072	124,184	377,069	318,439
Net licensing income	2,334	1,322	4,878	5,283

Income from operations	68,543	65,737	66,316	60,245

Interest income, net	147	319	1,073	1,799

Income before income tax	68,690	66,056	67,389	62,044

Income tax expense	(16,485)	(19,141)	(16,560)	(18,109)

Net income	$52,205	$46,915	$50,829	$43,935

Earnings per share:
Basic	$1.55	$1.39	$1.51	$1.30
Diluted	1.53	1.38	1.49	1.29
Weighted average shares outstanding:
Basic	33,709	33,850	33,747	33,875
Diluted	34,046	33,993	34,075	33,993

COLUMBIA SPORTSWEAR COMPANY

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(In thousands)

(Unaudited)

	Nine Months Ended September 30,
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$50,829	$43,935
Adjustments to reconcile net income to net cash:
Depreciation and amortization	27,899	25,901
Loss on disposal or impairment of property, plant and equipment	665	156
Deferred income taxes	(2,714)	4,070
Stock-based compensation	5,004	4,899
Excess tax benefit from exercise of employee stock plans	(427)	(20)
Changes in operating assets and liabilities:
Accounts receivable	(135,337)	(15,070)
Inventories	(132,663)	(39,608)
Prepaid expenses and other current assets	(3,146)	(1,009)
Intangibles and other assets	(997)	(1,862)
Accounts payable and accrued liabilities	72,266	(25,563)
Income taxes payable	4,993	813
Other	5,540	3,440

Net cash provided by (used in) operating activities	(108,088)	82

CASH FLOWS FROM INVESTING ACTIVITIES:
Net sales (purchases) of short-term investments	(39,578)	4,935
Capital expenditures	(20,997)	(24,681)
Proceeds from sale of property, plant, and equipment	30	9
Acquisitions, net of cash acquired	(16,315)	—

Net cash used in investing activities	(76,860)	(19,737)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments on long-term liabilities	—	(4)
Proceeds from issuance of common stock	4,722	369
Excess tax benefit from exercise of employee stock plans	427	20
Repurchases of common stock	(13,838)	(5,481)
Cash dividends paid	(18,208)	(16,259)

Net cash used in financing activities	(26,897)	(21,355)

NET EFFECT OF EXCHANGE RATE CHANGES ON CASH	(882)	3,272

NET DECREASE IN CASH AND CASH EQUIVALENTS	(212,727)	(37,738)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	386,664	230,617

CASH AND CASH EQUIVALENTS, END OF PERIOD	$173,937	$192,879

SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING ACTIVITIES:
Capital expenditures incurred but not yet paid	$1,525	$5,166

COLUMBIA SPORTSWEAR COMPANY

(In millions, except percentage changes)

(Unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2010	2009	% Change	2010	2009	% Change
Geographical Net Sales to Unrelated Entities:
United States	$325.6	$267.4	22%	$622.5	$521.4	19%
Europe, Middle East, & Africa	66.3	67.7	(2)%	151.8	151.2	—
Latin America & Asia Pacific	59.0	44.3	33%	166.9	130.3	28%
Canada	53.1	55.1	(4)%	85.0	82.8	3%

Total	$504.0	$434.5	16%	$1,026.2	$885.7	16%

Categorical Net Sales to Unrelated Entities:
Sportswear	$168.2	$142.9	18%	$436.5	$379.5	15%
Outerwear	223.9	199.1	12%	354.9	311.0	14%
Footwear	82.8	70.3	18%	167.6	143.7	17%
Accessories & Equipment	29.1	22.2	31%	67.2	51.5	30%

Total	$504.0	$434.5	16%	$1,026.2	$885.7	16%

Brand Net Sales to Unrelated Entities:
Columbia	$430.3	$370.3	16%	$897.4	$773.9	16%
Mountain Hardwear	38.2	35.2	9%	82.1	71.6	15%
Sorel	33.4	27.0	24%	39.2	31.6	24%
Other	2.1	2.0	5%	7.5	8.6	(13)%

Total	$504.0	$434.5	16%	$1,026.2	$885.7	16%